Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Sixteenth Consecutive Profitable Quarter
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     MINNEAPOLIS — February 24, 2006 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage insured workers’ compensation programs and self-insured absence programs, today reported net income of $2.1 million for the fourth quarter ended December 31, 2005 or $0.39 per basic and $0.37 per diluted share. Net income for the year ended December 31, 2005 was $6.0 million, or $1.11 per basic and $1.06 per diluted share. Comparable 2004 net income was $7.0 million or $1.32 per basic and $1.25 per diluted share for the quarter and $9.9 million or $1.90 per basic and $1.81 per diluted share for the year. The 2004 results included a tax valuation allowance benefit totaling $3.6 million that occurred in the fourth quarter of 2004. This benefit increased 2004 results by $0.67 per basic and $0.64 per diluted share for the fourth quarter and by $0.68 per basic and $0.65 per diluted share for the year.
     The table below sets forth the key components of RTW’s net operating income and net income. Net operating income is a non-GAAP financial measure defined by RTW as net income excluding: (i) net realized investment gains; (ii) net change (development) in estimates for unpaid claim and claim settlement expenses from previously reported periods; and (iii) bonus expense, which is accrued only after achieving certain income thresholds. The reconciliation of non-GAAP net operating income to net income for the three months and years ended December 31, 2005 and 2004 is as follows (in 000’s, except per share data):

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2005	2004	2005	2004
Net operating income	$1,676	$1,438	$5,972	$4,066
Net realized investment gains	—	—	580	705
Net favorable development	3,550	3,246	5,050	4,596
Bonus expense	(998)	(845)	(1,523)	(1,295)

Income before income taxes	4,228	3,839	10,079	8,072

Income tax expense	2,121	437	4,081	1,704
Benefit derived from tax valuation allowance changes	—	(3,573)	—	(3,573)

Income tax expense (benefit)	2,121	(3,136)	4,081	(1,869)

Net income	$2,107	$6,975	$5,998	$9,941

Net income per share:
Basic	$0.39	$1.32	$1.11	$1.90

Diluted	$0.37	$1.25	$1.06	$1.81

     Jeffrey B. Murphy, President and CEO of RTW, said: “We extended our profitability to sixteen consecutive quarters and are pleased with our 2005 results. We continued the quarter-over-quarter trend of increasing net operating income and further demonstrated our commitment to growing our service business, increasing service revenue in 2005 to $4.4 million compared to $633,000 in 2004. We maintained profitability in our insurance operations, writing the right business at the right price. Overall, our operating results reflect our commitment to growing shareholder value.”

     Murphy continued: “Net operating income improved substantially to $1.7 million in the fourth quarter of 2005 from $1.4 million for the same period in 2004 and improved to $6.0 million for 2005 from $4.1 million for 2004 reflecting growth and profitability in our core operations. We continue to manage open claims effectively, further reducing our liability for claim and claim settlement expenses during the quarter. Significant developments included the following:
•	Premiums in force decreased to $52.9 million at December 31, 2005 from $62.7 million at December 31, 2004, as we focused on maintaining adequate rates and declined business where we could not get our price. We are experiencing increasing price competition in all our markets, continuing a trend that began in 2004. We are unwilling to write business that does not meet our profit expectations;

•	Gross premiums earned followed the decrease in premiums in force, decreasing to $13.9 million in the fourth quarter of 2005 from $16.4 million for the same period in 2004 and decreasing to $59.9 million for the year ended December 31, 2005 from $63.4 million for the same period in 2004;

•	Premiums earned decreased to $11.4 million in the fourth quarter of 2005 from $13.7 million for the same period in 2004 and to $49.4 million for the year ended December 31, 2005 from $53.7 million for the same period in the prior year. Premiums ceded under excess of loss treaties, as a percentage of gross premiums earned, increased in 2005 as rates increased for our excess of loss reinsurance coverage;

•	Service revenue from our AbsentiaSM division grew to $1.5 million in the fourth quarter of 2005 from $350,000 in the fourth quarter 2004 and to $4.4 million for the year ended December 31, 2005 from $633,000 for the same period in 2004. This increase reflects our continued focus on growing our service business;

•	Total revenue was $14.2 million in the fourth quarter of 2005 compared to $15.1 million in the fourth quarter of 2004 and $59.2 million for the year ended December 31, 2005 compared to $58.9 million in the same period last year. Total revenue includes investment income of $1.3 million for the fourth quarter of 2005 compared to $1.0 million for the same period in 2004. For the year ended December 31, 2005, total revenue included investment income of $4.8 million and realized investment gains totaling $580,000 compared to investment income of $3.8 million and realized investment gains of $705,000 for the same period in 2004. We took advantage of market conditions through the first six months of both 2005 and 2004 to realize capital gains and reposition our portfolio in anticipation of interest rate increases;

•	We benefited from improving our claim management capabilities and closing old claims, realizing a $3.6 million pre-tax decrease in claim and claim settlement expenses for the fourth quarter and $5.1 million for 2005. This compares to similar decreases in 2004 totaling $3.2 million in the fourth quarter and $4.6 million for the year. These results reflect our focus and commitment to continually improve our ability to affect outcomes for open claims from prior accident years;

•	General and administrative expenses include bonus expense of $1.0 million in the fourth quarter of 2005 and $1.5 million for the year ended December 31, 2005 compared to $845,000 and $1.3 million for the same periods in 2004; and

•	Income tax expense in 2005 includes adjustments for changes in estimates from prior periods that have affected the year-to-year comparison of income tax expense. Income tax benefit in the fourth quarter and year ended December 31, 2004 includes a $3.6 million benefit resulting from a reversal of the remaining allowance on our deferred income tax asset at December 31, 2004.”
     Mr. Murphy added: “During 2005, we positioned ourselves very well for the future, building sales and marketing, developing variable capacity, hiring and developing people that are keys to our success, and focusing on what we do well while outsourcing that which is not core to us. We continued to focus on our vision of transforming people from absent or idle to present and productive, and executing our plan of growing our Absentia business. Absentia’s growth enables us to rely on non-insurance revenue for growth as rates decrease and allows us to continue to focus on writing profitable insurance business.
     We diversified our service offerings by leveraging our proven competencies — ID15®, The RTW Solution® and our proprietary technology. We have grown Absentia to over $6.6 million in annualized service revenue and, in the process, have expanded our customer base and extended our reach geographically in the United States. In early 2004, we focused on our traditional regional markets of Minnesota, Michigan and Colorado. Today, our reach includes California, Texas, Florida and Maine. We deliver workers’ compensation products and disability management services to self-insured employers, state assigned risk plans, governmental entities, insurance companies, agents and other customers. We expect continued growth in service revenue and opportunistic growth in insurance revenue as we expand to areas outside our traditional markets.”
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed today at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The Company has developed two proprietary systems to manage disability and absence: (i) ID15, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The Company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC offers workers’ compensation insurance to employers in Minnesota, Colorado and Michigan. BCIC offers workers’ compensation insurance to selected employers in Minnesota. In addition, through its AbsentiaSM division, RTW has expanded non-insurance products and service offerings nationally. The Company’s services are effective across many industries.
     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and absence management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide ID15, The RTW Solution and other proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.
     We present our results in the way we believe will be most meaningful and useful, as well as most transparent, to the investing public and others who use our financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP disclosure of net income, we present the components we believe most accurately delineate the recurring and non-recurring components of our net income.
     Comment on Regulation G: This press release includes certain non-GAAP financial measures. We reconcile these measures to the most comparable GAAP figures in accordance with Regulation G in the narrative portion of this press release while the comparable GAAP figures are presented in the Consolidated Statements of Income in this press release.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended Dec. 31,		For the year ended Dec. 31,
	2005	2004	2005	2004
REVENUES:

Gross premiums earned	$13,879	$16,356	$59,872	$63,370
Premiums ceded excess of loss treaties	(2,481)	(2,645)	(10,452)	(9,688)

Premiums earned	11,398	13,711	49,420	53,682
Investment income	1,290	1,017	4,786	3,837
Net realized investment gains	—	—	580	705
Service revenue	1,497	350	4,398	633

Total revenues	14,185	15,078	59,184	58,857

EXPENSES:

Claim and claim settlement expenses	4,826	7,240	30,807	35,536

Policy acquisition costs	1,201	1,145	5,456	6,045

General and administrative expenses	3,930	2,854	12,842	9,204

Total expenses	9,957	11,239	49,105	50,785

Income before income taxes	4,228	3,839	10,079	8,072

Income tax expense (benefit)	2,121	(3,136)	4,081	(1,869)

Net income	$2,107	$6,975	$5,998	$9,941

Net income per share:
Basic	$0.39	$1.32	$1.11	$1.90

Diluted	$0.37	$1.25	$1.06	$1.81

Weighted average shares outstanding:
Basic	5,438,000	5,303,000	5,399,000	5,233,000

Diluted	5,695,000	5,564,000	5,663,000	5,487,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

Available-for-sale investments, at market value	$107,250	$86,954
Cash and cash equivalents	21,914	39,379
Premiums receivable	3,382	3,792
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	83,318	77,722
On paid claim and claim settlement expenses	751	1,401
Other assets	11,856	11,259

Total assets	$228,471	$220,507

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$160,141	$156,123
Unearned premiums	8,341	10,497
Accrued expenses and other liabilities	9,411	8,356

Total liabilities	177,893	174,976

Shareholders’ equity	50,578	45,531

Total liabilities and shareholders’ equity	$228,471	$220,507